Exhibit 99

NORTHWEST SAVINGS BANK 401(k) PLAN

Financial Statements and Supplemental Schedule

December 31, 2011 and 2010

(With Report of Independent Registered Public Accounting Firm Thereon)

NORTHWEST SAVINGS BANK 401(k) PLAN

Note:                  All other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended (ERISA), have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

Plan Administrator and participants
Northwest Savings Bank 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the Northwest Savings Bank 401(k) Plan (the “Plan”) as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2011 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania
June 15, 2012

NORTHWEST SAVINGS BANK 401(k) PLAN

Statements of Net Assets Available for Benefits

December 31, 2011 and 2010

	2011	2010
Assets:

Cash	$1,134	1,736
Investments, at fair value	78,769,257	74,229,771
Dividends receivable	26,184	50,139
Notes receivable from participants	1,336,653	998,114

Total assets	80,133,228	75,279,760

Liabilities:	—	—

Net assets available for benefits at fair value	80,133,228	75,279,760

Adjustment from fair value to contract value for fully benefit-responsive investment contracts held in a collective trust fund	(333,712)	(235,201)

Net assets available for benefits at contract value	$79,799,516	75,044,559

See accompanying notes to financial statements.

NORTHWEST SAVINGS BANK 401(k) PLAN

Statements of Changes in Net Assets Available for Benefits

Years Ended December 31, 2011 and 2010

	2011	2010

Additions to net assets attributed to:
Net appreciation in fair value of investments	$1,437,416	5,847,148
Dividends and interest	1,811,737	1,540,831
Net investment income	3,249,153	7,387,979

Interest income on notes receivable from participants	50,344	48,494

Contributions:
Employer (net of forfeitures)	1,296,577	1,291,827
Participant	3,792,819	3,568,252
Rollovers	550,914	148,421
Total contributions	5,640,310	5,008,500

Total additions	8,939,807	12,444,973

Deductions from net assets attributed to:
Benefit payments to participants	4,348,872	3,519,302
Net increase prior to transfers	4,590,935	8,925,671

Transfer from Northwest Savings Bank ESOP	164,022	186,466

Net increase	4,754,957	9,112,137

Net assets available for benefits:
Beginning of year	75,044,559	65,932,422

End of year	$79,799,516	75,044,559

See accompanying notes to financial statements.

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

December 31, 2011 and 2010

(1)                                 Description of the Plan

The following description of the Northwest Savings Bank 401(k) Plan (the “Plan”) provides only general information.  Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

(a)         General

The Plan is a defined contribution plan covering all full-time and part-time employees of Northwest Savings Bank (the “Company”) a subsidiary of Northwest Bancshares, Inc. Northwest Bancshares, Inc.,  a Maryland corporation headquartered in Warren, Pennsylvania, is a federal savings and loan holding company. The Plan’s name was changed during 2010 from the Northwest Retirement Savings Plan to the Northwest Savings Bank 401(k) Plan. The Northwest Savings Bank Trust Department is the named trustee of the Plan (the “Trustee”).  Full-time and part-time employees who are twenty-one or older are eligible to contribute to the Plan on the first day of employment.  Effective January 1, 2012, the Plan was amended to include temporary employees who otherwise satisfy the eligibility requirement. Participants are eligible to receive employer matching contributions once they have completed 1,000 hours and one year of service.  A year of service is defined as 12 consecutive months with at least 1,000 hours of service.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Effective January 1, 2008, the Plan was amended to be both an employee stock ownership plan, with respect to that portion of the Plan that holds common stock of Northwest Bancshares, Inc. and a profit sharing plan with respect to the rest of the Plan. All Northwest Bancshares, Inc. shares held within this plan feature are allocated shares.

(b)         Contributions

Each year, participants may voluntarily contribute up to the maximum percentage of compensation and dollar amount limits as allowed under Internal Revenue Code (“IRC”) Section 402(g), not to exceed certain annual limitations established by the Internal Revenue Service ($16,500 limit in 2011 and 2010).  Participants of the Plan who are or will be 50 years old by the Plan year-end may elect to defer a catch-up contribution in excess of this limit.  The maximum catch-up contribution allowable by the IRS was $5,500 in 2011 and 2010.  Participants may also contribute amounts representing distributions from other qualified retirement plans.  Participants direct the investment of all contributions into various investment options offered by the Plan.  Effective January 1, 2008, all Company contributions are made in Northwest Bancshares, Inc. common stock.  Each participant has the ability to immediately diversify this Company contribution portion of their account invested in shares of Northwest Bancshares, Inc. common stock into other investment options available within the Plan.

The Company contributes 50% of the first 6% of the base compensation that a participant contributes to the Plan.  Additional amounts may be contributed at the option of the Plan’s Administrative Committee. To be eligible for the discretionary contribution, participants must complete 1,000 hours of service during the Plan year.  No discretionary contributions were made for 2011 or 2010.  Contributions are subject to certain limitations.

(Continued)

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

December 31, 2011 and 2010

(c)          Participant Accounts

Each participant’s account is credited with the participant’s contribution, allocations of the Company’s matching and discretionary contributions and Plan earnings.  Allocations of earnings are based on participant account balances.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d)         Vesting

Participants are immediately vested in their contributions plus actual earnings thereon.  Vesting in the Company’s matching and discretionary contributions plus earnings thereon is based on years of continuous service.  The vesting schedule is as follows.

Percentage of
Vesting years	interest vested
Fewer than 2	0%
2	20%
3	40%
4	60%
5	80%
6	100%

(e)          Benefit Payments

Upon termination of service, permanent disability, retirement, or death, a participant may receive a lump sum amount equal to the value of the participant’s vested interest in their account.

Active participants may apply for a hardship withdrawal for the purchase of the participant’s principle residence, to pay tuition, or related post-secondary educational expenses, to pay certain medical or funeral expenses, or to prevent eviction from or foreclosure on the participant’s principal residence.  At any time, active participants may elect to withdraw all or a portion of their rollover contributions or contributions transferred from a separate qualified plan.

(f)            Notes Receivable from Participants

Participants are permitted to borrow from their fund accounts a minimum of $1,000 up to a maximum of 50% of their vested balance or $50,000, whichever is less.  The loans are secured by the balances in the participant’s account and bear interest at a fixed rate of the Northwest Savings Bank published prime rate plus 1% at the time the loan was originated.  All loans are subject to specified repayment terms and must be repaid within a five-year period.  Each participant is granted up to two loans at a time.  At December 31, 2011 and 2010, notes receivable from participants totaled $1,336,653 and $998,114, respectively. At December 31, 2011 there were 206 notes receivable from participants with interest rates ranging from 4.25% to 9.25%.  Notes receivable are stated at their unpaid principal balance plus accrued unpaid interest.

(Continued)

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

December 31, 2011 and 2010

(g)         Forfeitures

Forfeited non-vested account balances are used to reduce Company contributions.  As of December 31, 2011 and 2010, the forfeited balances available to reduce future contributions were not significant.  Forfeitures used to offset Company contributions were $25,387 and $12,842 for the years ended December 31, 2011 and 2010, respectively.

(2)                                 Summary of Significant Accounting Policies

(a)         General

The accompanying financial statements are prepared on the accrual basis of accounting.

Investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attribute for the portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  The Plan invests in investment contracts through a collective trust fund. The statements of net assets available for benefits as of December 31, 2011 and 2010 present the fair value of the investment in the collective trust fund as well as the adjustment of the investment in the collective trust fund from fair value to contract value relating to the investment contracts. The statements of changes in net assets available for benefits for the years ended December 31, 2011 and 2010 are prepared on a contract value basis.

(b)         Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires the Plan Administrator to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein and disclosure of contingent assets and liabilities.  Actual results could differ from those estimates.

(c)          Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  See note 4 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividends are recorded on the ex-dividend date.  The Plan presents, in the statements of changes in net assets available for benefits, the net appreciation in fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation on those investments.

(Continued)

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

December 31, 2011 and 2010

(d)         Distributions to Participants

Distributions to participants are recorded when paid by the Trustee.

(e)          Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants will become 100% vested in their accounts.

(f)            Administrative Expenses

The administrative costs of the Plan are paid by the Company and, as such, are not reflected as expenses of the Plan. Loan processing fees and certain partial distribution fees are paid by participants of the Plan.  These fees are not significant, and are classified within benefit payments to participants in the accompanying statements of changes in net assets available for benefits.

(g)         New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-04, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs,” which amends FASB ASC Topic 820, “Fair Value Measurements,” to bring U.S. GAAP for fair value measurements in line with International Accounting Standards by clarifying existing guidance for items such as: the application of the highest and best use concept to non-financial assets and liabilities; the application of fair value measurement to financial instruments classified in a reporting entity’s stockholder’s equity; and disclosure requirements regarding quantitative information about unobservable inputs used in the fair value measurements of Level 3 assets. This guidance also creates an exception to Topic 820 for entities which carry financial instruments within a portfolio or group, under which the entity is now permitted to base the price used for fair valuation upon a price that would be received to sell the net asset position or transfer a net liability position in an orderly transaction. This guidance also allows for the application of premiums and discounts in a fair value measurement if the financial instrument is categorized in Level 2 or 3 of the fair value hierarchy. Lastly, this guidance contains new disclosure requirements regarding fair value amounts categorized as Level 3 in the fair value hierarchy such as: disclosure of the valuation process used; effects of and relationships between unobservable inputs; usage of nonfinancial assets for purposes other than their highest and best use when that is the basis of the disclosed fair value; and categorization by level of items disclosed at fair value, but not measured at fair value for financial statement purposes. This guidance is effective for interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. We are currently evaluating the impact this guidance will have on the Plan’s financial statements.

(Continued)

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

December 31, 2011 and 2010

(3)                                 Risk and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

(4)                                 Fair Value Measurements

Financial assets and liabilities recognized or disclosed at fair value on a recurring basis and certain financial assets and liabilities on a non-recurring basis are accounted for using a three-level hierarchy of valuation technique based on whether the inputs to those valuation techniques are observable or unobservable.  This hierarchy gives the highest priority to quoted prices with readily available independent data in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable market inputs (Level 3).  When various inputs for measurement fall within different levels of the fair value hierarchy, the lowest level input that has a significant impact on fair value measurement is used.

Financial assets and liabilities are categorized based upon the following characteristics or inputs to the valuation techniques:

•                  Level 1 – Financial assets and liabilities for which inputs are observable and are obtained from reliable quoted prices for identical assets or liabilities in actively traded markets. This is the most reliable fair value measurement and includes, for example, active exchange-traded equity securities.

•                  Level 2 – Financial assets and liabilities for which values are based on quoted prices in markets that are not active or for which values are based on similar assets or liabilities that are actively traded.  Level 2 also includes pricing models in which the inputs are corroborated by market data, for example, matrix pricing.

•                  Level 3 – Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.  Level 3 inputs include the following:

•                  Quotes from brokers or other external sources that are not considered binding;

•                  Quotes from brokers or other external sources where it cannot be determined that market participants would in fact transact for the asset or liability at the quoted price;

•                  Quotes and other information from brokers or other external sources where the inputs are not deemed observable.

The Plan is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value.  The Plan performs due diligence to understand the inputs used or how the data was calculated or derived.  The Plan corroborates the reasonableness of external inputs in the valuation process.

(Continued)

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

December 31, 2011 and 2010

The following table represents the Plan’s investments measured at fair value on a recurring basis as of December 31, 2011:

				Total assets
	Level 1	Level 2	Level 3	at fair value
Mutual funds - Equity	$7,017,390	—	—	7,017,390
Mutual funds - Growth	15,363,617	—	—	15,363,617
Mutual funds - Balanced	8,706,496	—	—	8,706,496
Mutual funds - International	2,909,158	—	—	2,909,158
Mutual funds - Index	2,412,246	—	—	2,412,246
Mutual funds - Fixed	4,192,005	—	—	4,192,005
Northwest Bancshares, Inc. common stock	30,961,729	—	—	30,961,729
Common collective trust fund	—	7,206,616	—	7,206,616
Total investments	$71,562,641	7,206,616	—	78,769,257

The following table represents the Plan’s investments measured at fair value on a recurring basis as of December 31, 2010:

				Total assets
	Level 1	Level 2	Level 3	at fair value
Mutual funds - Equity	$6,891,379	—	—	6,891,379
Mutual funds - Growth	15,515,271	—	—	15,515,271
Mutual funds - Balanced	7,767,245	—	—	7,767,245
Mutual funds - International	2,998,152	—	—	2,998,152
Mutual funds - Index	2,272,722	—	—	2,272,722
Mutual funds - Fixed	4,299,296	—	—	4,299,296
Northwest Bancshares, Inc. common stock	28,512,809	—	—	28,512,809
Common collective trust fund	—	5,972,897	—	5,972,897
Total investments	$68,256,874	5,972,897	—	74,229,771

Following is a description of the valuation methodologies used for assets measured at fair value.  There have been no changes in methodologies used at December 31, 2011 and 2010.  There were no transfers of investments between Level 1 and Level 2 during the years ended December 31, 2011 and 2010.  The Plan held no Level 3 investments at December 31, 2011 or 2010.

Mutual funds and common stock:  Shares of mutual funds are valued at the quoted net asset value of shares held by the Plan at year end.  Investments in common stock held are valued at the quoted market price on the last business day of the year.

Common collective trust fund:  The Plan’s investment in a collective trust fund is valued based upon the units of the collective trust fund held by the Plan at year end times the respective unit value.  The unit value of the collective trust fund is based upon significant observable inputs, although they are not based upon

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NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

December 31, 2011 and 2010

quoted market prices in an active market. The fund’s investment objective is to provide current and stable income while maintaining a stable share value of $1.00.  To achieve its investment objective, the fund invests primarily in investment contracts issued by insurance companies, banks or other financial institutions, including investment contracts backed by high-quality fixed income securities.  The fund seeks to achieve its objective by diversifying among high credit-quality investments and investment contracts which are structured to smooth market gains and losses over time.  The Plan’s investment in the fund is not subject to any withdrawal restrictions, and distributions may be taken at any time.  The Plan has no unfunded commitments relating to the fund at December 31, 2011 or 2010.

(5)                                 Investments

At December 31, 2011 and 2010, the following investments were held by the Plan:

	2011			2010
	Shares	Fair value		Shares	Fair value
Artisan International Fund	137,912	$2,734,791		132,672	2,878,990
DFA International Core Equity Fund	18,830	174,367		10,583	119,162
FPA Capital Fund, Inc.	124,071	5,157,634	*	130,019	5,356,772	*
Franklin Small Cap Growth II Fund	119,594	1,447,088		117,351	1,430,507
T. Rowe Price Blue Chip Growth Fund	143,949	5,563,647	*	145,525	5,548,880	*
T. Rowe Price Mid-Cap Growth Fund	60,596	3,195,248		54,316	3,179,112
Vanguard 500 Index Fund	25,220	2,412,246		23,753	2,272,722
Vanguard Balanced Index Fund	136,630	2,975,798		136,799	2,924,765
Vanguard Inflation Protected Fund	27,196	383,739		5,532	71,921
Vanguard Retirement Savings Trust Fund	6,872,904	7,206,616	*	5,737,696	5,972,897	*
Vanguard Selected Value Fund	86,457	1,607,231		83,999	1,575,813
Vanguard Target Retirement 2005 Fund	42,715	511,722		41,870	491,130
Vanguard Target Retirement 2015 Fund	113,117	1,391,339		79,927	992,692
Vanguard Target Retirement 2025 Fund	103,210	1,266,385		84,605	1,067,719
Vanguard Target Retirement 2035 Fund	81,928	1,024,925		69,363	907,957
Vanguard Target Retirement 2045 Fund	106,818	1,374,745		89,635	1,210,075
Vanguard Target Retirement Income Fund	14,014	161,582		15,328	172,907
Vanguard Total Bond Market Index Fund	346,206	3,808,266		398,809	4,227,375	*
Vanguard Windsor II Fund	118,255	5,410,159	*	116,672	5,315,566	*
Northwest Bancshares, Inc. common stock	2,488,885	30,961,729	*	2,420,956	28,512,809	*
		$78,769,257			74,229,771

* Investments greater than 5% of net assets available for benefits at fair value at the end of the Plan year.

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NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

December 31, 2011 and 2010

The Plan’s investments appreciated / (depreciated) in value as follows for the years ended December 31, 2011 and 2010:

	2011	2010
Mutual funds	$(206,288)	4,653,190
Common stock	1,643,704	1,193,958
	$1,437,416	5,847,148

Dividends and interest on plan investments were $1,811,737 and $1,540,831 in 2011 and 2010, respectively.

(6)                                 Tax Status

A favorable determination letter was received from the Internal Revenue Service on November 19, 2001, stating that the Plan is qualified under Section 401 (a) of the IRC, and the related trust is exempt from tax under Section 501(a) of the IRC.  Effective January 1, 2002, the Plan was amended and restated through the adoption of a prototype plan.  Subsequent to the adoption of the prototype plan, the Plan was amended to become an individually designed plan.  The Company believes that the Plan currently is designed and is being operated in compliance with the applicable requirements of the IRC and that the Plan continues to qualify under section 401(a) and the related trust continues to be tax-exempt as of December 31, 2011.  Accordingly, the accompanying financial statements do not include a provision for federal income taxes.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service.  The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2011, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The plan administrator believes it is no longer subject to income tax examinations for years prior to 2008.

(7)                                 Northwest Savings Bank Employee Stock Ownership Plan

Beginning January 1, 2004, certain qualified participants in the Northwest Savings Bank Employee Stock Ownership Plan (“ESOP”) were eligible to diversify a portion of their Northwest Bancshares, Inc. holdings in the ESOP.  Participants who elect to diversify their portion of their ESOP balance agree to in-kind transfer that portion of their ESOP balance to the Plan.  Following the transfer, participants are entitled to reinvest this balance in any of the Plan’s investment options, including Northwest Bancshares, Inc. common stock.   For the years ended December 31, 2011 and 2010, assets of $164,022 and $186,466, respectively, were transferred from the ESOP to the Plan as part of this diversification plan.

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

December 31, 2011 and 2010

(8)                                 Related Party Transactions

Certain plan investments consist of shares of Northwest Bancshares, Inc. common stock and loans to participants which are secured by the balances in the participant accounts.  In addition, all significant expenses of the Plan are paid by Northwest Savings Bank.  Northwest Savings Bank is the Plan Sponsor, and Northwest Bancshares, Inc. is the Parent Company of the Plan Sponsor; and therefore, these transactions qualify as party-in-interest transactions that are exempt under ERISA.

During 2011, the Plan purchased 278,839 shares of Company common stock at an aggregate cost of $3,367,302 and sold 213,751 shares of Company common stock for total proceeds of $2,592,436.  During 2010, the Plan purchased 293,972 shares of Company common stock at an aggregate cost of $3,382,774 and sold 178,031 shares of Company common stock for total proceeds of $2,041,765.  Plan participants received $1,041,796 and $937,832 in dividends on Company common stock during 2011 and 2010, respectively.

NORTHWEST SAVINGS BANK 401(k) PLAN

EIN:  25-0368460
Plan Number:  002

Schedule H, Line 4(i) — Schedule of Assets (Held at End of Year)
December 31, 2011

Identity of issue,
borrower, lessor, or			Current
similar party	Description of investments	Cost	value
	Mutual funds:
Artisan	Artisan International Fund	N/R	$2,734,791
Dimensional Fund Advisors	DFA International Core Equity Fund	N/R	174,367
FPA Investments	FPA Capital Fund, Inc.	N/R	5,157,634
Franklin	Franklin Small Cap Growth II Fund	N/R	1,447,088
T. Rowe Price	T. Rowe Price Blue Chip Growth Fund	N/R	5,563,647
T. Rowe Price	T. Rowe Price Mid-Cap Growth Fund	N/R	3,195,248
Vanguard	Vanguard 500 Index Fund	N/R	2,412,246
Vanguard	Vanguard Balanced Index Fund	N/R	2,975,798
Vanguard	Vanguard Inflation Protected Fund	N/R	383,739
Vanguard	Vanguard Selected Value Fund	N/R	1,607,231
Vanguard	Vanguard Target Retirement 2005 Fund	N/R	511,722
Vanguard	Vanguard Target Retirement 2015 Fund	N/R	1,391,339
Vanguard	Vanguard Target Retirement 2025 Fund	N/R	1,266,385
Vanguard	Vanguard Target Retirement 2035 Fund	N/R	1,024,925
Vanguard	Vanguard Target Retirement 2045 Fund	N/R	1,374,745
Vanguard	Vanguard Target Retirement Income Fund	N/R	161,582
Vanguard	Vanguard Total Bond Market Index Fund	N/R	3,808,266
Vanguard	Vanguard Windsor II Fund	N/R	5,410,159
	Total mutual funds		40,600,912

Vanguard	Collective trust fund:
	Vanguard Retirement Savings Trust Fund	N/R	7,206,616
	Employer securities:
* Northwest Bancshares, Inc.	Northwest Bancshares, Inc. common stock	N/R	30,961,729
* Plan participants	Loans to participants (206 loans outstanding at 4.25% to 9.25% with maturity dates through 2016)		1,336,653
			$80,105,910

N/R — Participant directed investment, cost not required to be reported

* - Parties in interest — as defined by ERISA

See accompanying report of independent registered public accounting firm

NORTHWEST SAVINGS BANK 401(k) PLAN

Notes to Financial Statements

December 31, 2011 and 2010